METROPOLITAN SERIES FUND

INTERIM ADMINISTRATIVE SERVICES AGREEMENT

INTERIM ADMINISTRATIVE SERVICES AGREEMENT made this 30th day of April, 2012 by and between METROPOLITAN SERIES FUND, a Delaware statutory trust (the “Trust”), with respect to each of its series listed in Schedule A of this Agreement (each, a “Portfolio” and, collectively, the “Portfolios”), and METLIFE ADVISERS, LLC, a Delaware limited liability company (“MetLife Advisers” or, in its capacity as the Trust’s administrator, the “Administrator”).

WITNESSETH:

WHEREAS, MetLife Advisers proposed, and the Board of Directors and shareholders of Metropolitan Series Fund, Inc. (the “Maryland Fund”) approved the proposal, to amend and restate the investment advisory agreements previously entered into between the Maryland Fund, in respect of each series of the Maryland Fund (each, a “Maryland Portfolio”), and MetLife Advisers (the “Prior Advisory Agreements”) for the purpose of revising the terms of those Agreements to reflect, among other things, that the Maryland Fund may retain a third party to perform administrative services for each Maryland Portfolio at the expense of such Maryland Portfolio (as amended, the “Amended Advisory Agreements”);

WHEREAS, in connection with the reorganization of the Maryland Fund and each of the Maryland Portfolios into the Trust and the Trust’s corresponding Portfolios, respectively, the Board of Trustees of the Trust and the shareholders of each Portfolio have approved the Maryland Portfolios’ Amended Advisory Agreements, each dated April 30, 2012, on behalf of the corresponding Portfolios of the Trust;

WHEREAS, as of the date of this Agreement, the Board of Trustees of the Trust has not approved, and MetLife Advisers has not proposed, a third-party administrator to provide any administrative services to the Trust or the Portfolios;

WHEREAS, the Board of Trustees of the Trust and MetLife Advisers wish to enter into an Interim Administrative Services Agreement pursuant to which MetLife Advisers will perform administrative services for the Portfolios until such time as a third-party administrator is retained to provide such services to the Portfolios;

WHEREAS, MetLife Advisers has represented that it will provide the administrative services contemplated by this Agreement to the Portfolios without receiving any compensation from the Trust or the Portfolios pursuant to this Agreement;

NOW THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

1. The Trust hereby employs the Administrator to furnish to each Portfolio Administrative Services, as such term is defined or contemplated in each Portfolio’s respective Prior Advisory Agreement dated as of the date listed in Schedule A of this Agreement, pursuant to the terms of each such Prior Advisory Agreement. The Administrator hereby accepts such employment and agrees, at its own expense, to furnish such services and to assume the obligations herein set forth. The Administrator shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2. All activities undertaken by the Administrator pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Trustees of the Trust, any duly constituted committee thereof or any officer of the Trust acting pursuant to like authority.

3. The services to be provided by the Administrator are not to be deemed exclusive and the Administrator shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

4. Neither the Administrator nor its affiliated persons shall receive any compensation from the Trust or any Portfolio for any services rendered, facilities furnished and expenses borne by the Administrator hereunder; provided, however, that nothing in this Agreement shall prevent the Administrator from receiving any and all compensation due to it pursuant to an Amended Advisory Agreement.

5. This Agreement shall become effective as of the date of its execution, and

(a) this Agreement shall remain in effect continuously thereafter unless terminated in accordance with Section 5(b) or Section 5(c) hereof;

(b) this Agreement may at any time be terminated on sixty days’ written notice to the Administrator either by vote of a majority of the Board of Trustees of the Trust or, with respect to a particular Portfolio, by vote of a majority of the outstanding voting securities of such Portfolio;

(c) this Agreement shall terminate automatically (i) in the event of its assignment (as such term is defined in the 1940 Act and the rules thereunder), or (ii) in the event that an investment advisory agreement between the Trust and MetLife Advisers is no longer in effect; and

(d) this Agreement may be terminated by the Administrator on ninety days’ written notice to the Trust.

Termination of this Agreement pursuant to this section 5 shall be without the payment of any penalty.

6. This Agreement may be amended at any time by mutual consent of the parties, provided that, if required by law (as may be modified by any exemptions received by the

Administrator), such consent on the part of the Trust shall have been approved by vote of a majority of the outstanding voting securities of the relevant Portfolio and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust or the Administrator, cast in person at a meeting called for the purpose of voting on such approval.

7. For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

8. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator shall not be subject to any liability to the Trust, to any shareholder of the Trust or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

9. A Certificate of Trust in respect of the Trust, together with any amendments thereto, is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trust by any officer of the Trust as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees of the Trust or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust or particular Portfolio in question, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

METROPOLITAN SERIES FUND		METLIFE ADVISERS, LLC

By:	/s/ Peter H. Duffy	By:	/s/ Alan C. Leland, Jr.
	Peter H. Duffy		Alan C. Leland
	Vice President and Treasurer		Chief Financial Officer and Treasurer

Schedule A

Portfolio	Date of Prior Advisory Agreement
Baillie Gifford International Stock Portfolio (formerly, Artio International Stock Portfolio)	February 5, 2004
Barclays Capital Aggregate Bond Index Portfolio	May 1, 2001
BlackRock Aggressive Growth Portfolio	January 31, 2005
BlackRock Bond Income Portfolio	May 1, 2003
BlackRock Diversified Portfolio	January 31, 2005
BlackRock Large Cap Value Portfolio	January 31, 2005
BlackRock Legacy Large Cap Growth Portfolio	May 1, 2004
BlackRock Money Market Portfolio	May 1, 2010
Davis Venture Value Portfolio	May 1, 2003
FI Value Leaders Portfolio	May 1, 2003
Jennison Growth Portfolio	May 1, 2003
Loomis Sayles Small Cap Core Portfolio	May 1, 2003
Loomis Sayles Small Cap Growth Portfolio	May 1, 2001
Met/Artisan Mid Cap Value Portfolio	May 1, 2009
Met/Dimensional International Small Company Portfolio	October 30, 2008
MetLife Conservative Allocation Portfolio	May 1, 2005
MetLife Conservative to Moderate Allocation Portfolio	May 1, 2005
MetLife Mid Cap Stock Index Portfolio	May 1, 2001
MetLife Moderate Allocation Portfolio	May 1, 2005
MetLife Moderate to Aggressive Allocation Portfolio	May 1, 2005
MetLife Stock Index Portfolio	May 1, 2001
MFS Total Return Portfolio	May 1, 2003
MFS Value Portfolio	May 1, 2001
MSCI EAFE Index Portfolio	May 1, 2001
Neuberger Berman Genesis Portfolio	January 31, 2005
Oppenheimer Global Equity Portfolio	May 1, 2001
Russell 2000 Index Portfolio	May 1, 2001
T. Rowe Price Large Cap Growth Portfolio	May 1, 2001
T. Rowe Price Small Cap Growth Portfolio	May 1, 2001
Van Eck Global Natural Resources Portfolio	October 30, 2008
Western Asset Management Strategic Bond Opportunities Portfolio	May 1, 2003
Western Asset Management U.S. Government Portfolio	May 1, 2003
Zenith Equity Portfolio	May 1, 2003

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